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                                   EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements of Mercantile Bank Corporation on Form S-8 (Registration Nos. 333-52620, 333-91434, 333-99853 and 333-103242) and Form S-3 (Registration Nos.
333-59154, 333-103376, 333- 108929, and 333-107814) of our reports dated
February 24, 2005 with respect to the 2004 consolidated financial statements of Mercantile Bank Corporation, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2004 Annual Report on Form 10-K of Mercantile Bank Corporation for the year ended December 31, 2004.



                                        /s/ Crow Chizek and Company LLC

                                        Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 10, 2005